Exhibit 5.1

MMTEC, INC.	D +852 3656 6054
E nathan.powell@ogier.com

Reference: NMP/FYC/174999.00002

22 February 2021

Dear Sirs

MMTEC, INC. (the Company)

We have acted as British Virgin Islands counsel to the Company in connection with the offering by the Company (the Offering) of 4,300,000 shares of US$0.001 par value each in the Company (each a Share and together, the Shares) being made pursuant to an effective 'shelf' registration statement on Form F-3 previously filed under the U.S. Securities Act of 1933, as amended (the Securities Act) by the Company with the United States Securities and Exchange Commission (the Commission) on 7 July 2020 and declared effective by the Commission on 21 July 2020 (File No. 333-239731), and the prospectus supplement, dated 22 February 2021, to be filed by the Company pursuant to Rule 424(b)(5) under the Securities Act with the Commission on or about the date of this opinion (the Prospectus Supplement, and together with the Form F-3 Registration Statement, the Registration Statement).

We are furnishing this opinion as Exhibit 5.1 to the Report of Foreign Private Issuer on Form 6-K (the Form 6-K) to be filed by the Company with the Commission in connection with the Offering, which shall be deemed to be incorporated by reference into the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents: (the Documents):

(a)	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands (the Registrar) on 12 November 2018 (the Company Registry Records), including:
(i)	a copy of the certificate of incorporation of the Company dated 4 January 2018; and
(ii)	a copy of the memorandum and articles of association of the Company dated 4 January 2018 (the Memorandum and Articles).

Ogier British Virgin Islands, Cayman Islands, Guernsey, Jersey and Luxembourg practitioners Floor 11 Central Tower 28 Queen's Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Michael Snape Justin Davis James Bergstrom Marcus Leese

(b)	the public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 12 November 2018 and updated on 22 February 2021 (the Court Records, and together the Company Registry Records, the Public Records);
(c)	a certificate of good standing in respect of the Company dated 22 February 2021 (the Certificate of Good Standing) issued by the Registrar;
(d)	a certificate of incumbency in respect of the Company dated 22 February 2021 (the Certificate of Incumbency) issued by the registered agent of the Company;
(e)	a copy of the register of directors of the Company received from the Company on 22 February 2021 (the Register of Directors);
(f)	a copy of the listed shareholder list of the Company as at 19 February 2021 maintained by Vstock Transfer and provided to us on 21 February 2021;
(g)	a copy of the unanimous written resolutions of the directors of the Company dated 21 February 2021 approving the Company's entry into, and authorising the Offering and the execution and delivery by the Company of the Purchase Agreement (the Board Resolutions);
(h)	the securities purchase agreement dated 22 February 2021 between the Company and the purchasers named therein (the Purchase Agreement); and
(i)	the Registration Statement.
2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;
(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;
(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;
(d)	each of the Certificate of Good Standing, Certificate of Incumbency and the Register of Directors is accurate and complete as at the date of this opinion;
(e)	the Memorandum and Articles are in full force and effect and have not been amended, varied, supplemented or revoked in any respect and all relevant times;

(f)	the Registration Statement (and any agreements contemplated therein) and the Purchase Agreement have been or will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue, sale and/or resale of the Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than the laws of the British Virgin Islands);
(g)	all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;
(h)	the Board Resolutions remain in full force and effect and have not been, and will not be, rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the transactions set out in the Board Resolutions and no director has a financial interest in or other relationship to a party of the transactions contemplated therein which has not been properly disclosed in the Board Resolutions;
(i)	neither the directors and shareholders of the Company have taken any steps to wind up the Company or to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;
(j)	the issue of the Shares would not result in the Company exceeding its maximum number of shares that it is authorised to issue at the relevant time;
(k)	no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any Security and none of the Securities have been offered or issued to residents of the British Virgin Islands;
(l)	upon the issuance of the Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;
(m)	the Company is, and after the allotment (where applicable) and issuance of any Shares will be, able to pay its liabilities as they fall due;
(n)	the information and each of the documents disclosed by the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration, or which is required by the laws of the British Virgin Islands to be delivered for registration, which was not included and available for inspection in the Public Records; and
(o)	there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company is a company duly incorporated with limited liability under the BVI Business Companies Act, 2004 (the BCA) on 4 January 2018, and is validly existing and in good standing under the laws of the British Virgin Islands. It is a separate legal entity and subject to suit in its own name and has the capacity to sue in its own name.

Valid Issuance of Shares

(b)	Assuming that payment of the consideration set forth in the Purchase Agreement has been made in full (being not less than the par value of the Shares) and no requirement to pay additional consideration is contained in any other document and subject to the satisfaction of any conditions or requirements set forth in the Purchase Agreement, the Shares, when issued and allotted in accordance with the terms of the Purchase Agreement, the Registration Statement and the Resolutions, and when entered on the register of members of the Company against the name of the holders thereof as such, will be validly issued as fully paid and non-assessable under British Virgin Islands law. Upon entry in the register of members of the Company, the holders of the Shares will be the registered holders of such number of Shares as noted against their names on such register of members.
4	Limitations and Qualifications
4.1	We offer no opinion:
(a)	as to any laws other than the laws of the British Virgin Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the British Virgin Islands; or
(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement, the Prospectus Supplement and any other agreements into which the Company may have entered or any other documents.
4.2	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs in the British Virgin Islands. Failure to pay the annual fees by the relevant due date will render the Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee remains unpaid from the due date, the Company will be liable to be struck off the Register of Companies.
4.3	For the purposes of this opinion "in good standing" means only that as of the date of this opinion the Company is up-to-date with the payment of its annual fee to the Registry of Corporate Affairs under the BCA. We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the British Virgin Islands other than the BCA.

4.4	We have not undertaken any enquiry and express no view as to the compliance of the Company with the Economic Substance (Companies and Limited Partnerships) Act 2018.
4.5	The Public Records and our searches thereof may not reveal the following:
(a)	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search;
(b)	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;
(c)	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or
(d)	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the British Virgin Islands has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise), and the following points should also be noted:

(e)	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the British Virgin Islands. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands;
(f)	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and
(g)	while it is a requirement under Section 118 of the Insolvency Act 2003 that notice of the appointment of a receiver be registered with the Registry of Corporate Affairs, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver.
5	Governing law of this opinion
5.1	This opinion is:
(a)	governed by, and shall be construed in accordance with, the laws of the British Virgin Islands;
(b)	limited to the matters expressly stated in it; and
(c)	confined to, and given on the basis of, the laws and practice in the British Virgin Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific British Virgin Islands legislation is a reference to that legislation as amended to the date of this opinion.
6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Form 6-K. We also hereby consent to the reference to this firm in the prospectus contained in the Registration Statement. This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is effective.

Yours faithfully

Ogier